As filed with the Securities and Exchange Commission on September 19, 2017

811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:         Cushing Mutual Funds Trust

Address of Principal Business Office:

8117 Preston Road

Suite 440

Dallas, Texas 75225

Telephone Number:

(214) 692-6334

Name and address of agent for service of process:

Jerry V. Swank

Cushing Asset Management, LP

8117 Preston Road

Suite 440

Dallas, Texas 75225

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES   ☒     NO   ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas in the State of Texas on the 19th day of September, 2017.

CUSHING MUTUAL FUNDS TRUST

By:	/s/ Jerry V. Swank
Jerry V. Swank Chief Executive Officer and Trustee

Attest:	/s/ John H. Alban
John H. Alban Chief Financial Officer and Treasurer

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